Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANSOFT CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	72-1001901 (I.R.S. Employer Identification No.)

225 WEST STATION SQUARE DRIVE, SUITE 200 PITTSBURGH, PENNSYLVANIA (Address of principal executive offices)	15219-1119 (Zip Code)
2006 STOCK INCENTIVE PLAN
(Full title of the plans)
THE CORPORATION TRUST COMPANY
CORPORATION TRUST CENTER
1209 ORANGE STREET
WILMINGTON, DE 19801
(Name and address of agent for service)
(215) 563-7750
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.01 per share	1,340,000	$20.74	$27,791,600	$2,974

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Ansoft Corporation Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock reported on the NASDAQ National Market System on June 5, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, including all material incorporated by reference therein;
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above; and
(c) The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission, including any amendment or report filed for the purpose of updating such description.
(d) All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Reference is made to Article Seven of the Company’s Amended and Restated Certificate of Incorporation which provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), all persons who it may indemnify pursuant thereto. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding if such person acted in good faith an in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and ,with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer of director actually and reasonably incurred.
Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper benefit.
The Registrant has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.

Exhibit
Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 from the Registrant’s Annual Report on Form 10-K for the year ended April 30, 2006 file number 1-27874)

4.2	Bylaws of the Company (incorporated by reference from Registration Statement No. 333-1398)

5.1	Opinion and consent of McGuireWoods LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of McGuireWoods LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement on Form S-8)

99.1	2006 Stock Incentive Plan *

*	At the special stockholder’s meeting held on April 20, 2006, stockholders approved the 2006 Stock Incentive Plan. Since the 2006 Stock Incentive Plan’s effective date is March 7, 2006, share amounts included in Exhibit 99.1 have not been adjusted to reflect the 2-for-1 stock split that occurred in May 2006.
ITEM 9. UNDERTAKINGS.
     (a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this June 6, 2006.

ANSOFT CORPORATION

By	/s/ Nicholas Csendes

Nicholas Csendes
President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas Csendes and Thomas A.N. Miller, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas Csendes	Director, President and Chief Executive Officer	June 6, 2006

Nicholas Csendes	(Principal Executive Officer)

/s/ Thomas A.N. Miller	Chief Financial Officer	June 6, 2006

Thomas A.N. Miller	(Principal Financial and Accounting Officer)

/s/ Zoltan J. Cendes	Director, Chief Technology Officer	June 6, 2006

Zoltan J. Cendes	and Chairman of the Board of Directors

/s/ Peter Robbins	Director	June 6, 2006

Peter Robbins

/s/ Paul Quast	Director	June 6, 2006

Paul Quast

/s/ John N. Whelihan	Director	June 6, 2006

John N. Whelihan

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 from the Registrant’s Annual Report on Form 10-K for the year ended April 30, 2006 file number 1-27874)

4.2	Bylaws of the Company (incorporated by reference from Registration Statement No. 333-1398)

5.1	Opinion and consent of McGuireWoods LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of McGuireWoods LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement on Form S-8)

99.1	2006 Stock Incentive Plan *

*	At the special stockholder’s meeting held on April 20, 2006, stockholders approved the 2006 Stock Incentive Plan. Since the 2006 Stock Incentive Plan’s effective date is March 7, 2006, share amounts included in Exhibit 99.1 have not been adjusted to reflect the 2-for-1 stock split that occurred in May 2006.